Exhibit 10.35

STATEMENT OF WORK
TFO-002

This Statement of Work (“SOW”), by and between Touchpoint Metrics, Inc. (“the Company”) and Tanger Factory Outlet Centers, Inc. (“Client”) effective as of the later date signed below (“Effective Date”), will serve as Client’s approval for the Company to begin work on the following project described below:

Project Name: Introductory Webinar - Presentation Deck and Script

Project Description: Live ~90 minute webinar (“Webinar”) that provides Client’s center management with an educational and engaging introduction to the implementation of The Tanger Experience.

1.
Presentation Deck and Content. The Company will provide an ~45 to 60 minute presentation deck (“Deck”) with a focus on what The Tanger Experience is, what it means to Client’s center management, and what it means to the Client centers’ staff and customers.  The Deck will include the strategy, design and implications at the workstream and touchpoint levels.  It will include all areas of applicability to center management, as well as an overview of the upcoming staff launch and experience assessment framework which all center managers will be required to complete.  The Company will make every effort to align the Deck with Tanger Style and the Client will be responsible for finalization of the “look and feel” of the Deck.

2.
Prezi Design and Content.  The Company will develop a ~90 minute Prezi-style “video” to appear in the early part of the Webinar to introduce The Tanger Experience promise, principles and background.  If it is determined that the video can be targeted to a broader audience, Client will provide assistance in ensuring the video appropriately represents Tanger Style.

3.
Webinar Scripting and Script Writing.  In the notes section of each slide in the Deck, a script supporting on-page content will be provided to guide the Webinar presenter.  Methods to include Client representatives (e.g. high-performing managers in certain key areas) to share/model/lead certain parts of the Webinar will be considered.  The Company will draft a series of Frequently Asked Questions to be used to facilitate discussion in the post-webinar question and answer session.

Estimated Completion Date:     5/10/13

Time is of the essence in completing  this SOW on time and on budget. Client acknowledges that delays on its part may adversely affect schedules and costs.

Budget Estimate:

Presentation Deck and Content	$8,600
Prezi Design and Content	2,900
Webinar Scripting and Script Writing	5,900
Total Fees:	$17,400

The Company’s budget estimates are based on an estimate of the actual time and resources required to complete the SOW. The fees are presented as a fixed bid fee to complete the work outlined.  The fees would only change if the scope of work changes, and only if authorized by the Client in advance, through a signed Estimated Addendum, of such fees being incurred. Out-of-pocket expenses are not included, but typically do not exceed 10% of budget total for an engagement of this type.  See “Out-of-Pocket Expenses” section below.

Payment Schedule:
Upon the Effective Date, an amount equal to one-half of the total amount of fees specified in the Budget Estimate (i.e., Sixteen thousand, eight hundred U.S. Dollars ($17,400)) (the “Project Fee Total”) will be invoiced and due upon receipt of such invoice ($8,700).  The second and final invoice for the remaining one-half of the Project Fee Total ($8,700) will be sent four (4) weeks after the Effective Date.  All invoices, except the initial invoice which is due upon receipt, are due Net 15 days.

Out-of-Pocket Expenses:
Out-of-pocket expenses include (but are not limited to) color outputs, copies, deliveries, sample acquisition or remuneration, phone, travel, etc. All out-of-pocket expenses are billed at cost, and are estimated not to exceed 10% of Project Fee Total. If the demands of the project dictate expenses that exceed this, then written approval will be obtained from Client in advance of these expenses being incurred. Out-of-pocket expenses $5,000 and up that are agreed to in advance by Client are subject to a 50% deposit, payable to the Company prior to ordering the service.

Approvals:
The current authorized approval source for Client is Carrie Geldner.

Terms and Conditions:
This SOW is entered under and pursuant to the Services Agreement between the Company and the Client (“Agreement”) dated August 28, 2012, and is subject to all the terms and conditions of that Agreement.

For the Company	Accepted for Client

MICHAEL HINSHAW
Signature	Signature

Michael Hinshaw, President	Carrie Geldner, Senior Vice President, Marketing & CMO

April 9, 2013	Date

Statement of Work – TFO-002	Page 2 of 2